EXHIBIT 3.1
ARTICLES OF ORGANIZATION
OF
NEK-SEN ENERGY, LLC
TO THE SECRETARY OF STATE
OF THE STATE OF KANSAS:
     Pursuant to Section 17-7673 of the Kansas Revised Limited Liability Company Act, the undersigned person forms a limited liability company by adopting the following Articles of Organization for such limited liability company:
ARTICLE I
NAME
     The name of the company is NEK-SEN Energy, LLC.
ARTICLE II
REGISTERED OFFICE AND AGENT
     The street address of the Company’s initial registered office is 205 South 8th Street, Sabetha, Kansas 66534, and the name of its registered agent at such address is Gary Edelman.
ARTICLE III
PRINCIPAL OFFICE
     The street address of the principal office of the Company is 205 South 8th Street, Sabetha, Kansas 66534.
ARTICLE IV
DURATION
     The duration of the Company shall be perpetual unless dissolved: (i) by the unanimous vote of all of its Members; (ii) as provided in the Company’s Operating Agreement; or (iii) as provided by operation of law.
ARTICLE V
MANAGER-MANAGED
     Management of the Company shall be vested in its Managers who shall be selected in the manner described in the Company’s Operating Agreement. Members of the Company are not agents of the Company for purposes of its business or affairs or otherwise. No Manager,

Member, agent, employee, or any other person shall have any power or authority to bind the Company in any way except as may be expressly authorized by the Company’s Operating Agreement, or unless authorized to do so by the Company’s Managers.
ARTICLE VI
CERTIFICATES OF MEMBERSHIP
     Membership interests or units owned by the Company’s Members shall be evidenced by certificates issued by the Company. No Member shall transfer any membership interests or units except in accordance with the Company’s Operating Agreement.
ARTICLE VII
LIMITATION OF LIABILITY; INDEMNIFICATION
     Section 7.1. No Member or Manager of the Company shall be personally liable solely by reason of being a Member or Manager of the Company for any debt, obligation, or liability of the Company, whether that debt, liability or obligation arises in contract, tort or otherwise.
     Section 7.2. No Manager of this Company shall be personally liable to this Company or its Members for monetary damages for a breach of fiduciary duty by such Manager; provided that this provision shall not eliminate or limit the liability of a Manager for any of the following: (i) receipt of an improper financial benefit to which the Manager is not entitled; (ii) liability for receipt of distributions in violation of the articles of organization, operating agreement, or Section 17-76,110 of the Act; (iii) a knowing violation of law; or (iv) acts or omissions involving fraud, bad faith or willful misconduct.
     Section 7.3. Each person who is or was a Manager of the Company (and the heirs, executors, personal representatives, administrators, or successors of such person) who is or was made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Manager of the Company (hereafter referred to as an “Indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended; except that the mandatory indemnification required by this sentence shall not apply to: (i) receipt of an improper financial benefit to which the Manager is not entitled; (ii) liability for receipt of distributions in violation of the articles of organization, operating agreement, or Section 17-76,110 of the Act; (iii) a knowing violation of law; or (iv) acts or omissions involving fraud, bad faith or willful misconduct. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law as the same exists or may hereafter be amended. The right to indemnification conferred in this Article shall be a contract right.

     Section 7.4. The Company may, by action of the Managers, provide indemnification to such officers, employees and agents of the Company to such extent and to such effect as the Managers shall determine to be appropriate and authorized by applicable law and the Company’s Operating Agreement.
     Section 7.5. The rights provided in this Article shall not be deemed to be exclusive of any other rights to which any person may have or hereafter acquire under any statute, provision of the Company’s Articles of Organization or Operating Agreement, any other agreement, by a vote of the Company’s Members and/or disinterested Managers, or otherwise. Any repeal or amendment of this Article shall not adversely affect any right or protection of a Manager or officer existing at the time of such repeal or amendment.
Dated: October 5, 2005.

/s/ Gary Edelman
Gary Edelman, Organizer

STATE OF KANSAS	)
	)	ss.
COUNTY OF KANSAS	)
     On this 5th day of October, 2005, before me, the undersigned, a Notary Public in and for said state, personally appeared Gary Edelman, to me known to be the identical person named in and who executed the foregoing Articles of Organization, and acknowledged that he executed the same as his voluntary act and deed.

/s/ Gerald L. Howard Notary Public in and for the State of Kansas
My commission expires: 5 Apr. 06

[Notary Stamp:]

Notary Public – State of Kansas
Gerald L. Howard
My Appt. Exp. 5 Apr. 06

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